Exhibit 4.5

ALLIED DOMECQ PLC

RULES OF THE ALLIED DOMECQ PLC

PERFORMANCE SHARE PLAN 2005

Directors Adoption:	11 October 2004

Shareholder Approval:	28 January 2005

Expiry Date:	11 October 2014

One Silk Street

London EC2Y 8HQ

Telephone (44-20) 7456 2000

Facsimile (44-20) 7456 2222

Ref 01/145/G Rowlands-Hempel

RULES OF THE ALLIED DOMECQ PLC PERFORMANCE SHARE PLAN 2005

1              Meanings of Words Used

In these Rules:

“ADS” means an American depository share representing ordinary shares of the Company;

“Award” means an award of forfeitable Shares held by or for the benefit of a Participant subject to the agreement referred to in Rule 3.1;

“Company” means Allied Domecq PLC;

“Control” has the meaning given to it by Section 840 of the Taxes Act;

“Date of Award” means the date on which Awards are made under Rule 3.4;

“Directors” means the board of directors of the Company or a duly authorised committee of it;

“Eligible Employee” means any person who is an employee of a Participating Company, or is a director who devotes substantially the whole of his working time in his duties and on the Date of Award is not within 6 months of his normal retirement date (if he has one);

“Market Value” on any particular day means:

(i)            where the Award consists of ordinary shares the middle market quotation of an ordinary share as derived from the Daily Official List of the London Stock Exchange plc; and

(ii)           where the Award consists of ADSs, the average of the reported highest and lowest trading prices of an ADS as derived from the New York Stock Exchange;

“Member of the Group” means:

(i)            the Company; and

(ii)           its Subsidiaries from time to time; and

(iii)          any other company which is associated with the Company and is designated by the Directors as a Member of the Group;

“Model Code” means the UK Listing Authority Model Code for transactions in securities by directors, certain employees and persons connected with them;

“NYSE” means the New York Stock Exchange;

“Participant” means a person holding an Award or his personal representatives;

“Participating Company” means the Company and any subsidiary, and any other company which is designated by the Directors as a Participating Company;

“Performance Condition” means a condition or conditions imposed under Rule 2.3;

“Performance Period” means the period over which a Performance Condition is to be satisfied;

“Plan” means this plan known as “The Allied Domecq PLC Performance Share Plan 2005”;

“Regulatory Information Service” means a service listed in Schedule 12 to the UK Listing Authority Listing Rules;

“Rules” means these rules as changed from time to time;

“Shares” means ordinary shares or securities representing ordinary shares in the capital of the Company or, as the context may require, ADSs;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning given to it by Section 736 of the Companies Act 1985;

“Taxes Act” means the Income and Corporation Taxes Act 1988.

2              Grant of Awards

2.1          Selection

Subject to Rule 3, the Directors may determine that any Eligible Employee will be made an Award in respect of such number of Shares as they may decide. Unless the Directors decide otherwise in any particular case, Awards must not be made to an Eligible Employee who has given or received notice of termination of employment whether or not such termination is lawful.

2.2          Time when Awards may be made

2.2.1       Awards may only be made within 42 days starting on any of the following:

(i)            the date of approval of the Plan by shareholders;

(ii)           the day after the announcement of the Company’s results through a Regulatory Information Service for any period;

(iii)          any day on which the Directors resolve that exceptional circumstances exist which justify the making of Awards; or

(iv)          any day on which changes to the legislation or regulations affecting share award plans are announced, effected or made;

2.2.2       If Awards cannot be made due to restrictions imposed by statute, order, regulation or Government directive, or by any code adopted by the Company based on the Model Code, Awards may be made within 42 days after the lifting of such restrictions.

2.3          Conditions on vesting

The vesting of an Award will be conditional on the satisfaction of a Performance Condition. The Directors may waive or change the Performance Condition if events happen which cause them reasonably to consider that a changed Performance Condition would be a fairer measure of performance, and would be no more difficult to satisfy, or that the Performance Condition should be waived.

2.4          Award Certificates

Each Participant will receive an award certificate, executed as a deed, or such other document as the Directors may consider appropriate, on or as soon as practicable after the Date of Award.

2.5          No Payment

Participants are not required to pay for the making of any Award.

2.6          Disposal restrictions

Except for the transmission of an Award on the death of an Participant to his personal representatives, neither an Award nor any rights in respect of it may be transferred, assigned or otherwise disposed of by an Participant to any other person.

2.7          Administrative errors

If an Award is purported to be made on terms which are inconsistent with Rule 4 (Individual limits) and Rule 5 (Plan limits) the Award will be limited and will take effect from the Date of Award on a basis consistent with Rule 4 and Rule 5.

2.8          Awards over ADSs

The Directors may determine, in their absolute discretion, that an Award will be made in respect of ADSs and references in these Rules to Shares and Award etc. shall be construed accordingly.

3              Award Agreement

3.1          Agreement

Each Participant must enter into an agreement with the Company that:

3.1.1       he will not transfer, assign or dispose of any Shares subject to an Award or any rights in respect of them before vesting except in the case of the transmission of an Award on the death of a Participant to his personal representatives; and

3.1.2       to the extent that the Award lapses under the Plan, the Shares are forfeited and he will immediately transfer his interest in the Shares, for no consideration or nominal consideration, to any person (which may include the Company, where permitted) specified by the Company.

If the Participant does not sign the agreement and return it to the Company within the period specified by the Company, his Award will lapse and he will transfer his interest in any Shares held or transferred for the purposes of the Award in the manner described in Rule 3.1.2.

3.2          Documents

Each Participant must sign any documentation, including a power of attorney or blank stock transfer form, requested by the Company. If he does not do so within a period specified by the Company, the Award will lapse at the end of that period. The Company may retain the share certificates relating to any Shares subject to an Award.

3.3          Tax and other elections

The Participant must enter into any elections required by the Company, including elections under Part 7 of the Income Tax (Earnings and Pensions) Act 2003 and elections to transfer or agreements to pay national insurance contributions. If he does not do so within a period specified by the Company, the Award will lapse at the end of that period.

3.4          Awards

When Awards are made, the Directors will allocate or procure the allocation of Shares comprised in Awards to Eligible Employees such Shares may be either registered in the name of the Participant or held on his behalf in each case subject to the agreement referred to in Rule 3.1.

3.5          Rights

Except to the extent specified in the agreement with the Participant referred to in rule 3.1 a Participant will have all rights of a shareholder in respect of the Shares subject to an Award until the Award lapses.

4              Individual limits

No Award will be made to a person if it would cause the total Market Value (taken at the date of the Award) of Shares subject to Awards made to him under the Plan in the same financial year to exceed 100 per cent. of the annual rate of his basic salary, unless the Directors determine, in their absolute discretion, that exceptional circumstances apply. Where the Directors so determine, the limit will be 200 per cent. of the annual rate of his basic salary.

5              Plan limits

5.1          Meaning of allocate

“Allocate” means granting an option or other right to acquire unissued Shares, or if there is no such grant, the issue and allotment of Shares.

5.2          10 per cent. 10 year limit

The number of Shares which may be allocated under the Plan on any day must not exceed 10 per cent. of the ordinary share capital of the Company in issue immediately before that day, when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other employee share plan operated by the Company.

5.3          5 per cent. 10 year limit

The number of Shares which may be allocated under the Plan on any day must not exceed 5 per cent. of the ordinary share capital of the Company in issue immediately before that day when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other discretionary share plan adopted by the Company.

5.4          Exclusions

Where the right to acquire Shares is released or lapses without being exercised, the Shares concerned are ignored when calculating the limits in this Rule 5.

6              Variations in capital and rights issues

6.1          Application of Rule

This Rule applies if there is a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital, or if there is a demerger or special dividend or any other transaction which the Directors in their absolute discretion, determine may affect Shares.

6.2          Consequences for Awards

Subject to the agreement referred to in rule 3.1, a Participant will have the same rights as any other shareholders in respect of Shares subject to an Award and where there is a variation or other event of the sort described in rule 6.1. Any shares, securities or rights allocated to a Participant as a result of such an event shall be:

6.2.1       treated as if they were awarded to the Participant under the Plan in the same way and at the same time as the Shares subject to the Award in respect of which the rights were conferred; and

6.2.2       subject to the rules of the Plan and the terms of the agreement referred to in Rule 3.1.

7              Vesting - General Rules

7.1          Extent and timing of vesting

As soon as practicable following the end of the Performance Period (or any other time where the Rules state that the Performance Condition should be applied) the Directors will determine:

7.1.1       whether and to what extent the Performance Condition has been satisfied; and

7.1.2       the number of Shares (if any) which should vest in respect of an Award.

7.2          Vesting of Awards

On the determination of the Directors under Rule 7.1, the agreement referred to in Rule 3.1 shall cease to apply to the Shares subject to the Award to the extent that the Award vests.

To the extent that an Award does not vest it will lapse and the Participant must transfer his interest in the Shares in accordance with the terms of the agreement referred to in Rule 3.1.

8              Cessation of Employment

8.1          Cessation of Employment or Death within one year

If a Participant dies or ceases to be a director or an employee of any Member of the Group before the end of the first year of the Performance Period, his Award will lapse unless the Directors in their absolute discretion determine otherwise.

8.2          Cessation of Employment or Death after one year

8.2.1       Subject to Rule 8.2.3, if an Participant dies or ceases to be a director or an employee of any Member of the Group on or after the end of the first year of the Performance Period, his Award will vest in accordance with Rule 7 (ie following the end of the Performance Period) to the extent specified in Rule 8.2.2.

8.2.2       The extent to which an Award vests under Rule 8.2.1 shall be determined by applying the following formula:

A x B

C

where:

A = the number of Shares in respect of which the Award vests under the terms of the Performance Condition;

B = the number of complete months from the beginning of the Performance Period to the date of cessation of employment or death; and

C = the duration of the Performance Period expressed in months.

8.2.3       The Directors may decide in their absolute discretion that an Award will not vest, or that an Award will vest to a greater or lesser extent or that the Performance Condition shall be waived or modified.

8.3          Takeovers within one year

8.3.1       Subject to Rule 8.10 and Rule 8.3.3, if a person (or a group of persons acting in concert) obtains Control of the Company, Awards will vest, to the extent that the Performance Condition has been satisfied.

8.3.2       Subject to Rule 8.3.3, if someone becomes bound or entitled to acquire Shares under Sections 428 to 430F of the Companies Act 1985, Awards will vest, to the extent that the Performance Condition has been satisfied.

8.3.3       The extent to which an Award vests under Rule 8.2.1 and Rule 8.3.2 shall be determined by applying the following formula:

A x B

12

where:

A = the number of Shares in respect of which the Award vests under the terms of the Performance Condition; and

B = the number of complete months from the beginning of the Performance Period to the date of takeover.

8.3.4       The Directors may decide in their absolute discretion that an Award will not vest, or that an Award will vest to a greater or lesser extent or that the Performance Condition shall be waived or modified.

8.4          Takeovers after one year

8.4.1       Subject to Rule 8.10, if a person (or a group of persons acting in concert) obtains Control of the Company, Awards will vest, to the extent that the Performance Condition has been satisfied.

8.4.2       If someone becomes bound or entitled to acquire Shares under Sections 428 to 430F of the Companies Act 1985, Awards will vest, to the extent that the Performance Condition has been satisfied.

8.4.3       The Directors may decide in their absolute discretion that an Award will not vest, or that an Award will vest to a greater or lesser extent or that the Performance Condition shall be waived or modified.

8.5          Company Reconstructions

Subject to Rule 8.10, if a court sanctions a compromise or arrangement under Section 425 of the Companies Act 1985, Awards will vest to the extent that the Performance Condition has been satisfied on the court sanction.

8.6          Winding-Up

8.6.1       If notice is duly given to Members of a resolution for the voluntary winding-up of the Company, Awards will vest to the extent that the Performance Condition has been satisfied subject to the passing of the resolution, at any time until the start of the winding-up within the meaning of the Insolvency Act 1986.

8.6.2       If the Company is wound-up by the court, Awards will vest, irrespective of the satisfaction of any Performance Condition.

8.7          Administration

If an administration order is made in relation to the Company, Awards will vest, to the extent that the Performance Condition is satisfied.

8.8          Voluntary Arrangement

If a voluntary arrangement is proposed in relation to the Company under Part I of the Insolvency Act 1986, Awards will vest, irrespective of the satisfaction of any Performance Condition.

8.9          Loss of ownership

Where the Participant is deprived of the legal or beneficial ownership of an Award by operation of law, or does anything or omits to do anything which causes him to be so deprived or becomes bankrupt, all his Awards will lapse.

8.10        Compulsory exchange

If, as a result of events specified in Rule 8.3 (Takeovers) or Rule 8.5 (Company reconstruction), a company (the “Acquiring Company”) obtains Control of the Company and:

8.10.1     the shareholders of the Acquiring Company, immediately after it has obtained Control, are substantially the same as the shareholders of the Company before then; or

8.10.2     the obtaining of Control is pursuant to a merger with the Company; and

8.10.3     in the case of both Rule 8.10.1 and Rule 8.10.2, before the change in Control occurs, the Company and the Acquiring Company consent to the replacement of Awards under this Rule 8.10;

then Awards will not vest. Instead all Awards will be replaced in accordance with Rule 9 (Exchange of Awards).

8.11        Priority

If there is any conflict between any of the provisions of Rules 7 and 8, the provision which results in the earliest lapse of the Award, will prevail.

9              Exchange Of Awards

9.1          Application

This Rule applies if a company (the “Acquiring Company”):

9.1.1       obtains Control of the Company as a result of acquiring Shares;

9.1.2       obtains Control of the Company under a compromise or arrangement sanctioned by the court under Section 425 of the Companies Act 1985;

9.1.3       becomes bound or entitled to acquire Shares under Sections 428 to 430F of the Companies Act 1985; or

9.1.4       Rule 8.10 applies.

9.2          Exchange

If any of the events described in Rule 9.1 happens, the Acquiring Company may, during the relevant period referred to in Rule 9.3, offer to make a Participant an equivalent new award in consideration of the release of his Award.

9.3          Period for Substitution

The period referred to in Rule 9.2 is:

9.3.1       in a case falling within Rule 9.1.1, 6 months starting with the time when the Acquiring Company obtains Control of the Company;

9.3.2       in a case falling within Rule 9.1.2, 6 months starting with the time when the court sanctions the compromise or arrangement; and

9.3.3       in a case falling within Rule 9.1.3, the period during which the Acquiring Company remains so bound or entitled.

If more than one period is relevant, the period ending on the earliest date applies.

9.4          Consequences of Exchange

Where an Participant is made a new award for release of his old award as described in this Rule, then:

9.4.1       the new award will be treated as having been acquired at the same time as the old Award and will vest in the same manner and at the same time as the old Award;

9.4.2       the new award will be subject to the provisions of the Plan as if it had effect in relation to the old Award immediately before the release but Rule 11.2 will not apply. In addition, other changes may be made;

9.4.3       any Performance Condition will not apply, unless the directors determine otherwise; and

9.4.4       these Rules will be construed in relation to the new award as if references to Shares were references to shares over which the new award is granted and as if references to the Company were references to the Acquiring Company.

9.5          Exchange of Awards

Where an Award is exchanged under this rule, the Participant will transfer the Shares subject to the original Award as directed by the Company. The Company shall procure the transfer of the shares subject to the new award as described in Rule 3.4 and the terms of the agreement mentioned in Rule 3.1 will automatically apply to those shares.

9.6          Dividends and Awards

Where Participants have waived dividends in respect of the Shares comprised in an Award, then on vesting the Participant will be entitled to a payment calculated as follows:

A x B

where

A = the sum of the gross dividends paid on Shares with record dates falling between the Date of Award and the date on which the Award vests.

B = the number of Shares in respect of which the Award vests.

Such payment will be subject to Rule 10.10 (withholding).

10           General

10.1        Consents

All transfers allotment or issues of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere. The Participant will be responsible for complying with any requirements to be fulfilled in order to obtain or avoid the necessity for any such consent.

10.2        Articles of Association

Any Shares acquired under an Award will be subject to the Articles of Association of the Company from time to time in force. (Any ADSs acquired shall, in addition, be subject to the terms of the deposit agreement between the Company and the depository).

10.3        Notices

Any notice or other document which has to be given to an Eligible Employee or Participant under or in connection with the Plan may be:

10.3.1     delivered or sent by post to him at his home address according to the records of his employing company; or

10.3.2     delivered or sent by post to him at his work address according to the records of his employing company; or

10.3.3     subject to the consent of the Directors, sent electronically to any e-mail address which, according to the records of his employing company, is used by him;

or in either case such other address which the Company considers appropriate.

Any notice or other document which has to be given to the Company or its duly appointed agent under or in connection with the Plan may be delivered or sent by post to it at its respective registered office (or such other place as the Directors or duly appointed agent may from time to time decide and notify to Participants) or, subject to the consent of the Directors, sent electronically, in a form specified by the Directors, to any e-mail address notified to the sender.

Notices sent by post will be deemed to have been given on the earlier of the date of actual receipt and the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the earlier of the date of actual receipt and the seventh day after the date of posting.

Notices sent electronically, in the absence of evidence of non-delivery, will be deemed to have been received on the day after sending.

10.4        Documents sent to Shareholders

The Company may send to Participants copies of any documents or notices normally sent to the holders of its Shares (including such notices or documents required to be sent to Participants resident in the United States in accordance with the rules and regulations under the US Securities Exchange Act of 1934 as amended).

10.5        Availability of Shares

The Company will procure that sufficient Shares are available for transfer or issue for all Shares may be acquired in respect of Awards.

10.6        Directors’ decisions final and binding

The decision of the Directors on the interpretation of the Rules or in any dispute relating to an Award or matter relating to the Plan will be final and conclusive.

10.7        Regulations

The Directors have the power from time to time to make or vary regulations for the administration and operation of the Plan but these must be consistent with the Rules.

10.8        Operation of the Plan

10.8.1     Whether or not the Plan is operated is at the discretion of the Directors, nothing in these Rules or the operation of the Plan will form part of the contract of employment or employment relationship of a Participant, employee or executive director or any other person (together, “Employees”). The rights and obligations of an Employee are separate from, and are not affected by, the Plan.

10.8.2     No Employee is entitled to participate in, or be considered for participation in, the Plan at all or at a particular level and participation in one operation of the Plan does not imply participation, or consideration for participation, in the next or any subsequent operation. Operation of the Plan or participation in it shall not create any right to, or expectation of, continued employment.

10.8.3     An Employee has no rights in respect of the operation of the Plan or the exercise of any discretion or the taking of any decision which relates to, or affects, the Plan. Any, and all, discretions and decisions whatsoever in respect of, or which affect, the Plan may be exercised or taken in a manner which is detrimental to the

Employee, even if such exercise or decision could be regarded as being capricious or unreasonable or in breach of any implied term between the Employee and his employer, including the implied duty of trust and confidence. Any such implied term is expressly excluded and overridden by this Rule 10.8.

10.8.4     No Employee will have any right to compensation or damages or any other sum or benefit whatsoever in respect of the Plan, including:

(i)            in respect of eligibility to participate, or ceasing to be eligible to participate, or ceasing to participate in the Plan;

(ii)           any exercise of a discretion or decision taken in relation to the Plan;

(iii)          any loss or reduction of any rights or expectation under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship);

(iv)          the operation or amendment of the Plan (whether to the detriment of the Employee or otherwise); and

(v)           any other decision taken which affects the Plan or its operation (whether to the detriment of the Employee or otherwise).

10.8.5     Participation in the Plan is permitted only on the basis that any rights as might otherwise arise are excluded and, in consideration for, and as a condition to, participating in the Plan, the Employee waives all and any such rights.

10.8.6     Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee and no such third party will have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan, but this does not affect any right or remedy of a third party which exists or is available other than those available under that Act.

10.8.7     For the avoidance of doubt, this Rule will apply throughout any Employee’s employment and will continue to apply even where an Employee has given or received notice to terminate his employment (whether such termination is lawful or unlawful) and following the termination of his employment (whether such termination is lawful or unlawful).

10.9        Employee Trust

The Company and any Subsidiary may provide money to the trustee of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 153 of the Companies Act 1985.

10.10      Withholding

The Company, any employing company or the trustees of any employee benefit trust or their agents may withhold any amount and make any such arrangements as it considers necessary to meet any liability to taxation or social security contributions in respect of Awards granted to a Participant. These arrangements may include the sale of any Shares on behalf of the Participant, unless the Participant discharges the liability himself.

11           Changing the Plan and Termination

11.1        Directors’ powers

Except as described in the rest of this Rule 11 the Directors may at any time change the Plan in any way.

11.2        Shareholder approval

11.2.1     Except as described in Rule 11.2.2, the Company in general meeting must approve in advance by ordinary resolution any proposed change to the advantage of present or future Participants, which relates to the following:

(i)            the persons to or for whom Shares may be provided under the Plan;

(ii)           the individual limit for each Participant under the Plan;

(iii)          any rights attaching to Awards and the Shares;

(iv)          the rights of Participants in the event of a capitalisation issue, rights issue, sub-division or consolidation of shares or reduction or any other variation of capital of the Company;

(v)           the terms of this Rule 11.2.1.

11.2.2     The Directors need not obtain the approval of the Company in general meeting for any minor changes:

(i)            to benefit the administration of the Plan;

(ii)           to comply with or take account of the provisions of any proposed or existing legislation; or

(iii)          to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Participant.

11.3        Overseas Employees

Notwithstanding any other provision of the Plan, the Directors may amend or add to the provisions of the Plan and the terms of Awards as they consider necessary or desirable to take account of, or to mitigate, or to comply with relevant overseas taxation, securities or exchange control laws, provided that the terms of Awards granted to such Eligible Employees are not more favourable overall than the terms of Awards granted to other Eligible Employees.

11.4        Data protection

By participating in the Plan the Participant consents to the holding and processing of personal data provided by the Participant to the Company for all purposes relating to the operation of the Plan. These include, but are not limited to:

11.4.1     administering and maintaining Participant records;

11.4.2     providing information to trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

11.4.3     providing information to future purchasers of the Company or the business in which the Participant works;

11.4.4     transferring information about the Participant to a country or territory outside the European Economic Area.

11.5        Termination of the Plan

The Plan will terminate on the 10th anniversary of the adoption of the Plan by the Company, but Awards made before such termination will continue to be valid and exercisable as described in these Rules.

12           Governing Law

English law governs the Plan and all Awards and their construction.

Schedule

Conditional Share Awards

The rules of the Allied Domecq PLC Performance Share Plan 2005 will apply to awards made under this Schedule, subject to the alterations set out below:

1              Definitions

“Award” means a right to receive Shares granted to a Participant in accordance with the Plan.

2              Awards

Rules 3.1, 3.2 and 3.3 shall be deleted.

3              Making of Awards

Rule 3.4 shall be deleted and replaced with the following wording:

“The Directors shall make an Award to Participants by resolution”

4              Participant’s rights before vesting

Rule 3.5 shall be deleted and replaced with the following wording:

“Before vesting the Participant has no rights to dividend, voting or otherwise in respect of any Shares comprised in an Award and Rule 6.2 shall not apply.”

5              Variations in share capital and rights issues

Rule 6.2 shall be deleted and replaced with the following:

“The Directors may vary the number of Shares comprised in an Award”

6              Vesting

Rule 7.2 shall be deleted and replaced with the following:

“As soon as reasonably practical after the determination under 7.1 the Directors will issue or procure the transfer of the number of Shares to the Participant or as he may direct in respect of which the Award vests.

Shares issued on the vesting of an Award shall rank equally in all respects with Shares in issue on the date of allotment. Where Shares are to be transferred, including transfer out of treasury, Participants will be entitled to all rights attaching to Shares by reference to a record date on or after the date of transfer.”

7              Exchange of Awards

Rule 9.5 shall be deleted.

8              Dividends and Awards

The first paragraph of Rule 9.6 shall be deleted and shall be replaced with the following wording:

“On vesting the Participant will be entitled to a payment calculated as follows:”